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                            STOCKHOLDERS' AGREEMENT

                                      FOR

                         SIMPLEX MEDICAL SYSTEMS, INC.

                              Dated: May 15, 1998

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                            STOCKHOLDERS' AGREEMENT

     THIS STOCKHOLDERS' AGREEMENT ("AGREEMENT"), made and entered into as of this 15th day of May, 1998, by and among each of the persons set forth on the signature page hereto (each a "STOCKHOLDER" and collectively the "STOCKHOLDERS") and Simplex Medical Systems. Inc., a Colorado corporation (the "CORPORATION").

                                R E C I T A L S

     A. The Stockholders own approximately _ % of the issued and outstanding common stock, .0001 par value, of the Corporation (the "COMMON STOCK"); and

     B. The Stockholders desire to provide for, among other things, the manner in which they will vote their shares of Common Stock, the approval of certain significant operating decisions, and for the imposition of certain restrictions upon the disposition of shares of Common Stock held by the Stockholders;

     NOW, THEREFORE, in consideration of the mutual covenants and provisions herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                       CORPORATE STRUCTURE AND OPERATION

     1.1  BOARD OF DIRECTORS.

          (a) BOARD SIZE. The Board of Directors of the Corporation shall at all times consist of seven (7) directors, unless otherwise agreed to in writing by Software and R&P.

          (b) ELECTION OF DIRECTORS. At all meetings (and written actions in lieu of meetings) of stockholders of the Corporation at which directors are to be elected, each Stockholder shall vote all of such Stockholder's shares of Common Stock to elect as directors of the Corporation the persons nominated in accordance with the following provisions:

               (i) Software & Healthcare Technology Fund, L.L.C., an Illinois limited liability company ("SOFTWARE") and Robertson & Partners, L.L.C., an Illinois limited liability company ("R&P") shall have the right to nominate two persons (each, a "SOFTWARE DIRECTOR"), who initially shall be Kenneth Robertson and Gerald Wochna.


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               (ii)  Automated Health Technologies, Inc., a Florida corporation
          ("AHT") shall have the right to nominate one person (an "AHT DIRECTOR") who initially shall be Colin Jones.

          (c) SELECTION OF NOMINEES. AHT and R&P shall notify the Corporation of its nominees not less than forty-five (45) days prior to the Corporation's annual meeting, and not less than forty-five (45) days prior to any special meeting at which directors are to be elected. The Corporation agrees to include the AHT nominee and the Software nominee in management's slate of nominees to be elected to the Board of Directors and to recommend to the stockholders of the Corporation the election of such persons.

          (d) REMOVAL. Each Stockholder agrees to vote such Stockholder's shares of Common Stock to remove a Software Director or a AHT Director upon request at any time by Software or AHT respectively, provided, that Software or AHT, as the case may be, shall simultaneously designate a replacement to fill any vacancy so created.

          (e) VACANCIES. Each Stockholder agrees to vote such Stockholder's shares of Common Stock to fill any vacancy on the Board of Directors caused by the death, disability, resignation or removal of any Software Director with a nominee selected by Software and with respect to any AHT Director, with a nominee selected by AHT.

     1.2 MANAGEMENT PROVISIONS. Without limiting the actions that may be required, by applicable law or otherwise, to be approved by the Board of Directors, the parties expressly agree that, unless approved by the Software Directors, the Corporation may not take or agree to take, and no Stockholder shall cause the Corporation to take or agree to take, any of the following actions:

               (i) wind-up, liquidate, dissolve or reorganize the Corporation or adopt a plan or proposal contemplating any of the foregoing;

               (ii)  redeem shares of the Corporation's capital stock; or

               (iii) merge, consolidate or combine the Corporation with any person or sell substantially all of its assets.

     1.3 COMMITTEES. The Board of Directors may establish and at all times maintain any committee that it may deem is in the Corporation's best interest; provided, that at least one-third (1/3) of the members of any such committee are Software Directors. The Board of Directors shall establish a Compensation Committee consisting of three independent directors, who initially shall be Kenneth Robertson, Joel Marcus and a third person chosen by the Board of Directors. The Compensation Committee shall have the authority to set and approve the compensation arrangement for the executive officers of the Corporation.

     1.4 AGREEMENT TO VOTE SHARES. Each Stockholder shall vote all of his shares of Common Stock (or such other securities of the Corporation which entitle such Stockholder to vote on such matters, including, but not limited to, shares of any other class of stock of the Corporation entitling


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them to vote on any matter, or otherwise obtain proxies or other rights to vote capital stock of the Corporation), execute and deliver such further documents, take such further action and cause its designees on the Board of Directors to vote in such a manner as may be necessary or desirable to carry out the purposes and intent of this Agreement, including, without limitation, any amendments to the Articles of Incorporation or By-Laws which are required by law or prudent business practices in order to make the terms of this Agreement effective and binding on the Corporation and all of its stockholders or otherwise to effectuate any of the terms, conditions, provisions or purposes hereof.

                                   ARTICLE II

                     RESTRICTIONS UPON AND OBLIGATIONS WITH
                        RESPECT TO DISPOSITION OF SHARES

     2.1 CERTAIN DEFINITIONS. The term "CORPORATION SECURITIES" as used herein shall mean any shares of capital stock of the Corporation at any time owned or subscribed for by any party hereto, and any subscriptions, options, warrants, calls, commitments, or rights of any kind whatsoever to purchase or otherwise acquire any shares of capital stock of the Corporation.

     2.2 GENERAL RESTRICTION. During the term of this Agreement, each Stockholder covenants and agrees that such Stockholder will not, directly or indirectly, voluntarily or involuntarily, sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose (each, a "TRANSFER") of the Corporation Securities at any time owned by such Stockholder, or any interest therein, except for (i) Transfers to Permitted Transferees (as hereinafter defined), or (ii) Transfers in accordance with the terms and conditions of the provisions of this Article II. Any attempted Transfer not in accordance with the terms and conditions of this Agreement shall be void and of no force or effect.

     2.3 TAG ALONG RIGHTS. If any Stockholder (each, a "Selling Stockholder") has received a bona fide written offer (an "Offer") to purchase a majority of its Corporation Securities in a private transaction from any person other than a Permitted Transferee (the "PROPOSED TRANSFEREE"), and such Selling Stockholder desires to accept such Offer, each Stockholder shall have the right to elect to participate in the contemplated transaction. The Selling Stockholder shall give the Corporation and each Stockholder written notice of the Offer within three days of receipt of the Offer, and each Stockholder shall have thirty (30) days from the date of receipt of such notice to notify the Selling Shareholder of its election to participate. If any Stockholders elect to participate in the proposed sale, such Stockholder shall have the right to sell, at the same price and on the same terms as set forth on the Offer, that number of shares of Corporation Securities equal to the product of (i) the number of shares of Corporation Securities owned by it, and (ii) the number obtained by dividing (A) the number of shares of Corporation Securities to be sold to the Proposed Transferee pursuant to the Offer by (B) the aggregate number of shares owned by the Selling Stockholder (the "TAG-ALONG SHARES"). The Tag-Along Shares shall either (i) be purchased by the Proposed Transferee in addition to the Selling Stockholder's shares, or (ii) be purchased by the Proposed Transferee in lieu (and reduction) of the number of shares being sold by the Selling Stockholder. The Selling Stockholder will use his best efforts to obtain the agreement of the Proposed Transferee to the participation of the electing Stockholders in such sale. The Selling Stockholder will be prohibited from transferring any


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of his shares of Corporation Securities to the Proposed Transferee if the
Proposed Transferee declines to allow the participation of the other
Stockholders.

     2.4 RESTRICTIVE LEGEND ON SECURITIES. Each stock certificate or instrument representing any Corporation Securities shall be endorsed with the following legend:

          "The transfer and voting of the shares represented by this Certificate is restricted under the terms of a Stockholders' Agreement dated May 15, 1998 by and among the Corporation and certain of its Stockholders, a copy of which is available in the office of the Corporation."

     2.5  PERMITTED TRANSFERS.

          (a) Notwithstanding anything contained in Section 2.2 to the contrary, a Stockholder may transfer any or all of his Corporation Securities to a Permitted Transferee, as defined below, subject to the terms and conditions contained in this Section 2.5.

          (b) A "PERMITTED TRANSFEREE" of a Stockholder is hereby defined as and construed to mean any one or more of the following:

               (i) an executor(s), administrator(s) or conservator(s) of the Stockholder;

               (ii)  a beneficiary of a deceased Stockholder's will or trust;

               (iii) any other Stockholder;

               (iv) a trustee or trustees of a trust or a beneficiary or beneficiaries of a trust created by a Stockholder, but only if (A) the beneficiary or beneficiaries of such trust are one or more of a group consisting of the Stockholder, the spouse of the Stockholder and the descendants and/or the adopted children of the Stockholder or the Stockholder's parents, and (B) the trustee or other person exercising dominion or control over such trust is a Stockholder or former Stockholder; and

               (v) a Transferee of a Permitted Transferee if the transfer would have been permissible under the provisions hereof if made by the Stockholder who originally transferred the Corporation Securities to the Permitted Transferee.

          (c) All Permitted Transferees shall execute an appropriate counterpart to this Agreement pursuant to which the Permitted Transferee agrees to be bound by this Agreement. Until a Permitted Transferee shall execute such a counterpart to this Agreement, the transfer and conveyance of the Corporation Securities to such Permitted Transferee shall be void and of no effect and he or she shall not be deemed a Stockholder hereunder and shall have none of the rights and benefits of a Stockholder hereunder.




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     2.6  PERMITTED SALES. Notwithstanding anything contained in Section 2.2 to the contrary, a Stockholder may Transfer during each calendar quarter during the term hereof up to that number of his, her or its Corporation Securities permitted under the quarterly volume limitations of Rule 144 of the Securities Act of 1933, as amended, regardless of whether Rule 144 is applicable to such Corporation Securities being transferred.

     2.7 REQUIREMENTS FOR TRANSFER. No Corporation Securities shall be transferred upon the books of the Corporation, nor shall any sale or transfer or any other disposition thereof be effective, unless and until (a) all of the terms and conditions of this Agreement and applicable law have been first complied with and, with respect to compliance with applicable law, the Corporation has been provided with an opinion of counsel in form and substance satisfactory to the Corporation's counsel, and (b) the transferees shall have executed an agreement in form and substance satisfactory to counsel for the Corporation to assume and become subject to all of the rights and obligations hereunder of the party whose Corporation Securities it has acquired, including, without limitation, the obligation to make payment for any unpaid stock subscriptions and the obligations and restrictions under Article II hereof with respect to disposition of the Corporation Securities with the same full force and effect as if originally a signatory hereto. This Section 2.7 shall not be applicable to transfers permitted under Section 2.6.

     2.8 RIGHTS AND OBLIGATIONS OF TRANSFEROR. Following disposition of all of its Corporation Securities in compliance with this Agreement, a party hereto shall have no further rights or obligations hereunder.

     2.9 PREEMPTIVE RIGHTS. The Corporation shall not authorize in one transaction or a series of related transactions, the sale or other issuance of any Corporation Securities without first offering to each Stockholder (who are, as defined in the first paragraph of this Agreement, all persons or entities who sign this Agreement), the right to subscribe for and purchase his, her or its pro rata portion of such Corporation Securities for the same purchase price and upon the same terms as the Corporation shall desire to issue and sell such Corporation Securities; provided, however, that preemptive rights hereunder shall not apply to Corporation Securities issued to any director, officer or employee of the Corporation in connection with the compensation of such individual pursuant to an established employee benefit or other compensation plan, or in connection with the issuance of Corporation Securities for services or assets (other than cash or notes). To the extent that any Stockholder elects not to acquire his, her or its portion of such Corporation Securities pursuant to the foregoing sentence, the Corporation shall have the right to issue and sell such Corporation Securities to any person or entity (including another Stockholder); provided, however, that (i) the terms and conditions of the issuance and sale of such Corporation Securities shall be substantially similar to those initially offered to the Stockholders pursuant to the foregoing sentence and (ii) the per share purchase price of such Corporation Securities shall not be less than the per share purchase price initially offered to the Stockholders. The offer to each Stockholder under this Section 2.8 shall be effected by delivery of written notice thereof by the Corporation to each of the Stockholders and such offer shall remain open for twenty (20) days after delivery of such notice. Notice of any Stockholder's intention to accept the offer made pursuant to this Section 2.8 shall be made in writing to the Corporation accepting such offer prior to the end of the twenty (20) day period of such offer. Failure of any Stockholder to timely accept such offer shall be deemed to be a rejection of such offer.


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No offer needs to be made to any Stockholder if such offer would result in a violation of any local, state or federal law or regulation.

     2.10 PIGGY-BACK REGISTRATION RIGHTS. If the Corporation proposes to file a registration statement effecting an underwritten public offering of any of Corporation's capital stock under the Securities Act of 1933, as amended (the "Act") on its behalf or any of its stockholders, then the Corporation shall in each case give written notice of such proposed filing to Software and R&P at least twenty (20) days before the anticipated filing date, and subject to underwriter approval, such notice shall offer Software and R&P the opportunity to register such number of Corporation Securities as they may request. The Corporation Securities to be included in such offering (the "INCLUDED SHARES") shall be offered on the same terms and conditions as any similar securities of the Corporation included therein. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering delivers an opinion to Software and R&P that the total number of Included Shares which they or the Corporation and any other persons intend to be included in such offering is so large as to materially and adversely affect the success of such offering (including, without limitation, the price at which such Corporation Securities may be sold) then:
(a) the Corporation may reduce the total amount of Corporation Securities to be included in such offering to the amount recommended by such managing underwriter (the "RECOMMENDED AMOUNT"); and (b) the amount of Corporation Securities to be offered for the account of each person selling shares in the offering shall be reduced pro rata on the basis of the amount of Corporation Securities requested to be included in such offering with respect to such person, to the extent necessary to reduce the total amount of Corporation Securities to be included in such offering to the Recommended Amount.

                                  ARTICLE III

                               GENERAL PROVISIONS

     3.1 TERM OF THIS AGREEMENT. The provisions set forth in Sections 1.2, 1.3, and 1.4 and Sections 2.2 through 2.9 shall terminate on the later of (i) May 15, 2000 or (ii) on the ninetieth (9Oth) consecutive day that the bid price for a share of Common Stock (as reported on all national securities exchanges reported through the automated quotation system of a registered securities association) is greater than $4.00. The balance of this Agreement shall terminate on May 15, 2005. No termination of any part of this Agreement, by lapse of time or otherwise shall affect any rights or obligations created by exercise of any option to purchase or sell the Corporation Securities in accordance with any of the provisions of Article II hereof.

     3.2 Remedies. Each of the parties to this Agreement acknowledges that (a) the rights of the Stockholders concerning the restrictions on the transfer of the Corporation Securities, and in the management and affairs of the Corporation are unique, and (b) any failure of any Stockholder to perform any of such party's obligations under this Agreement will cause irreparable harm for which any remedies at law would be inadequate. Accordingly, each of the parties agrees that, in the event of any actual or threatened or attempted failure of any party to perform any of its obligations hereunder, each of the other parties shall, in addition to all other remedies, be entitled to a decree for


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specific performance of the provisions of this Agreement and to temporary and permanent injunctions restraining such failure or commanding performance of such obligations, without being required to show actual damage or to furnish any bond or other security. In addition to any remedies a Shareholder may have hereunder, if any Selling Stockholder breaches the provisions of Section 2.3, such Selling Shareholder shall have the obligation to purchase from the electing Stockholders that number of Tag-Along Shares such Stockholders desire to sell.

     3.3 NOTICES. All notices required or permitted hereunder shall be in writing, signed by the party giving notice or an officer thereof, and shall be deemed to have been given when delivered by personal delivery, by Federal Express or similar courier service, by facsimile or three (3) days after deposit in the United States mail, registered or certified, with postage prepaid, addressed as follows:

               (A)  If to Software and R&P at:

                    Software & Healthcare Technology Fund, L.L.C.
                    1333 North Wabash
                    Chicago, Illinois 60611
                    Attn: Kenneth Robertson

                    with a copy to:

                    SHEFSKY & FROELICH LTD.
                    444 North Michigan Avenue
                    Suite 2500
                    Chicago, Illinois 60611
                    Attn: Mitchell D. Goldsmith
                    Fax: (312) 527-4000

               (B) If to a Stockholder, at his address as reflected on the Corporation records.

               (C)  If to the Corporation, at:

                    430 Ansin Blvd. Suite G,
                    Hallandale, FL 33009
                    Attn: President
                    Fax: (954) 455-9008

or such other address as any party may designate for himself or itself by notice given to the other parties from time to time in accordance with the provisions hereof.

     3.4 Legal Fees. In the event that any action is filed to enforce any of the terms, covenants or provisions of this Agreement, the prevailing party in such action shall be entitled to payment from the other party of all costs and expenses, including reasonable attorney fees, court costs and ancillary expenses incurred by such prevailing party in connection with such action.



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     3.5  SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

     3.6 GOVERNING LAW. This Agreement shall be controlled, construed and enforced in accordance with the substantive laws of the United States and the State of Illinois, notwithstanding any choice of law conflicts.

     3.7 FURTHER ASSURANCES. Each party agrees to cooperate with the others, and to execute and deliver, or cause to be executed and delivered, all such other instruments, and to take all such other actions as it may be reasonably required to take, from time to time, in order to effect the provisions and purposes hereof.

     3.8 COUNTERPARTS. This Agreement may be executed in any one or more counterparts, each of which shall constitute an original, no other counterpart needing to be produced and all of which, when taken together, shall constitute but one and the same instrument.

     3.9 HEADINGS. The headings of Articles and subdivisions herein are merely for convenience of reference and shall not affect the interpretation of any of the provisions hereof.

     3.10 ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties with respect to the subject matter of this Agreement. Any modification hereof may be made only by an instrument in writing signed by all of the parties hereto.

     3.11 SEVERABILITY. Whenever possible, each provision of this Agreement shall be construed and interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or any other provision of this Agreement or the application of such provision to other parties or circumstances.

     3.12 WAIVERS. No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any party or any remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

     3.13 GENDER REFERENCES. Whenever appropriate, the singular form of a word shall be interpreted in the plural and vice versa. All words and phrases shall be construed as masculine, feminine or neuter gender, according to the context.





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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

                                 SIMPLEX MEDICAL SYSTEMS, INC.,
                                 a Colorado corporation

                                 By: /s/ Colin Jones
                                     -----------------------------------
                                     Colin Jones, President

                                 By: /s/Dr. Nicholas Levandowski
                                     -----------------------------------
                                     Dr. Nicholas Levandowski,

                                 By: /s/ Henry B. Schur
                                     -----------------------------------
                                     Henry B. Schur

                                 SOFTWARE & HEALTHCARE
                                 TECHNOLOGY FUND, L.L.C.,
                                 an Illinois limited liability company

                                 By: Robertson & Partners, L.L.C., its manager

                                     By: /s/ Kenneth H. Robertson
                                         -------------------------------
                                 ROBERTSON & PARTNERS, L.L.C.,
                                 an Illinois limited liability company

                                 By: /s/ Kenneth H. Robertson
                                     -----------------------------------

                                 AUTOMATED HEALTH TECHNOLOGIES, INC.

                                 By: /s/ Robert D. Lohman
                                     -----------------------------------


                                 Jennifer J Schur Trust

                                 By: /s/ Debra L. Ross
                                 ---------------------------------------

                                 /s/ Joel Marcus
                                 ---------------------------------------
                                 Joel Marcus

                                 /s/ Debra L. Ross
                                 ---------------------------------------
                                 Debra L. Ross


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                             /s/ Debra L. Ross
                             -------------------------------------------------
                             Debra L. Ross as custodian for Jennifer J. Schur

                             /s/ Roger Taft
                             -------------------------------------------------
                             Roger Taft

                             /s/ Stuart Taft
                             -------------------------------------------------
                             Stuart Taft


                             Joel Marcus Irrevocable Trust

                             By: /s/ Joel Marcus
                                 ---------------------------------------------
                                 Name: Joel Marcus
                                       ---------------------------------------
                                 Its:  Trustee














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                                   EXHIBIT B

     The following are the executive officers and directors of Automated Health Technologies, Inc., and their titles. The business address of each person is 1025 NW 17th Avenue, Delray Beach, Florida 33445.


                          NAME                   TITLE
                          ----                   -----

                   Robert Lohman         President and Director
                   Gerald Wochna         Director
                   Colin Jones           Director
                   Sherman Jones         Director
                   Edward Tulley         Director